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                                                                     EXHIBIT 5.1

                    [WILMER, CUTLER & PICKERING LETTERHEAD]

                                          July 21, 1997

Metrocall, Inc.
6677 Richmond Highway
Alexandria, Virginia 22306

     Re:  Metrocall, Inc. Registration Statement on Form S-3

Dear Ladies and Gentlemen:

     We have acted as counsel to Metrocall, Inc., a Delaware corporation (the "Company"), in connection with a Registration Statement (the "Registration Statement") on Form S-3 initially filed with the Securities and Exchange Commission (the "Commission") on July 21, 1997 under the Securities Act of 1933, as amended. The Registration Statement relates to the registration of the shares of Common Stock of the Company, par value $0.01 per share and the Shares of the Company's Series B Junior Convertible Preferred Stock ("Series B Preferred Stock") (the "Shares"), issued in connection with the purchase by the Company of substantially all the assets of Page America Group, Inc., Page America of New York, Inc., Page America of Illinois, Inc., Page America Communications of Indiana, Inc., and Page America of Pennsylvania, Inc. (the "Sellers"). The purchase was effected pursuant to an Amended and Restated Asset Purchase Agreement dated as of January 30, 1997, as amended pursuant to an amendment dated as of March 28, 1997 (the "Agreement"), among the Company and the Sellers. For the purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

     Based solely upon the foregoing, and upon our examination of such questions of law and statutes as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that (i) the Shares have been lawfully and duly authorized; and (ii) such Shares have been validly issued and are fully paid and nonassessable, or, when issued upon conversion of the Series B Preferred Stock in accordance with the Certificate of Designation, Number, Powers, Preferences and Relative, Participating, Optional and Other Rights of Metrocall Inc. Series B Junior Convertible Preferred Stock, will be validly issued, fully paid and nonassessable.

     We are members of the bar of the District of Columbia and do not hold ourselves out as being experts in the law of any other state. This opinion is limited to the laws of the United States and the General Corporation Law of Delaware. Although we do not hold ourselves out as being experts in the laws of Delaware, we have made an investigation of such laws to the extent necessary to render our opinion. Our opinion is rendered only with respect to the laws and the rules, regulations and orders thereunder that are currently in effect.

     We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion. This opinion has been prepared solely for your use in connection with the filing of the Registration Statement on July 21, 1997, and should not be quoted in whole or in part or otherwise be referred to, nor otherwise be filed with or furnished to any governmental agency or other person or entity, without our express prior written consent.
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Metrocall, Inc.
July 21, 1997
Page 2

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name therein under the caption "Legal Matters."

                                          Sincerely,

                                          WILMER, CUTLER & PICKERING

                                          By: /s/ THOMAS W. WHITE
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                                            Thomas W. White, a partner